Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders
Open Energy Corporation:

We consent to the incorporation by reference in post-effective amendment No. 1 to the Registrations Statement no. 333-136987 on Form SB-2 of Open Energy Corporation of our report dated September 7, 2007, relating to the consolidated balance sheets of Open Energy Corporation and its subsidiaries as of May 31, 2007 and 2006, and the related consolidated statements of operations, stockholders’ equity (deficit) and cash flows for the years then ended, which report appears in the May 31, 2007 Annual Report on Form 10-KSB of Open Energy Corporation.

/s/ SQUAR, MILNER, PETERSON, MIRANDA & WILLIAMSON, LLP

San Diego, California
September 13, 2006